Exhibit 23.5

Date:2025/03/14

TOP Financial Group Limited ,

118 Connaught Road West

Room 1101

Hong Kong

Re: Consent Form

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by TOP Financial Group Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.For the purpose of our opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We hereby consent to the use of this consent as an exhibit to the Registration Statement submitted by TOP Financial Group Limited on post effective amendment No. 2 to Form F-3, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully，

/s/ Guangdong Wesley Law Firm
Guangdong Wesley Law Firm